News Release

P. O. Box 1980
Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION NAMES CARY DUNSTON EXECUTIVE VICE PRESIDENT, OPERATIONS

WINCHESTER, Virginia (September 18, 2012) -- American Woodmark Corporation (NASDAQ: AMWD) today announced that Cary Dunston, Senior Vice President of Manufacturing and Logistics, has been promoted to Executive Vice President, Operations.  In this position, Dunston will assume leadership of American Woodmark’s operations, including sales and marketing, manufacturing and logistics, quality, product development, and purchasing.

Kent Guichard, Chairman and Chief Executive Officer, commented, “The period ahead promises to be both challenging and full of opportunity as the housing industry begins to recover from the long recession and returns to its traditional place as a cornerstone of our economy.  This organizational change will position us to take full advantage of our hard work over the past six years in repositioning the Company and open up new possibilities as we look ahead.”

Guichard added, “Cary has done an outstanding job of moving our manufacturing and logistics operations forward since joining the organization in 2006, including advancing our LEAN and Six Sigma programs, despite extreme market conditions.  He has made important contributions to our overall strategy and our recent return to profitability as a critical member of the senior management team.  I look forward to working with Cary as we continue to drive the Company forward.”

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.